UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

INOVACHEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52865	26-1946130
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Polymed Therapeutics, Inc.
3040 Post Oak Boulevard, Suite 1110
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 777-7088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Employment Agreements

On June 30, 2008, InovaChem, Inc. (the “Company”) entered into employment agreements with each of William Zuo, Henry Toh, Shao Jun Xu, PhD., Xiaojing Li and Alan Pritzker (collectively, the "Executives") pursuant to which they will serve as Executive Chairman, Executive Vice Chairman, Chief Science Officer, Vice President and Corporate Secretary and Chief Financial Officer and Treasurer, respectively. The employment agreement for each of William Zuo and Xiaojing Li are for an initial term ending on December 31, 2011. The employment agreements for each of Henry Toh, Shao Jun Xu and Alan Pritzker are for an initial term ending on December 31, 2009.

Pursuant to the terms of the employment agreements, each of William Zuo, Henry Toh, Shao Jun Xu, PhD., Xiaojing Li and Alan Pritzker will be entitled to receive a base salary of $300,000,$150,000, $100,000, $100,000, and $125,000, respectively, in each case subject to review and increase at the Company's Board of Directors' discretion. Pursuant to the terms of the employment agreements, the Company may defer payment of some or all of the compensation to each of the Executives until such time as the Company’s financial situation permits payment of such compensation. The Board of Directors and Compensation Committee have determined that they will defer a portion of the cash compensation due to each of the Executives, the amount of which has not yet been finalized. Each of the Executives will also be entitled to receive an annual bonus with a targeted amount of 50% of their respective base salary based on performance criteria established by the Board of Directors. Each of the Executives shall be entitled to participate in disability, health, life insurance and other fringe benefit plans or programs offered to all employees of the Company, as well as be entitled to four weeks vacation per year.

The employment agreements of each Executive may be terminated by (a) the Company upon death or disability of the Executive, for "Cause" (as defined in the employment agreement), or for any reason in the Company's sole and absolute discretion or (b) by the Executive for "Good Reason" (as defined in the employment agreement). In the event of a termination upon death or disability, the Executive and/or the Executive's family shall continue to be covered by all of the Company's medical, health and dental plans, at the Company's expense, for a period of 18 months following such Executive's death or disability.

In the event of a termination by the Company for any reason, other than death, disability or Cause, or by the Executive for Good Reason, the Executive shall be entitled to receive his/her base salary for the longer of (i) the remaining term of the employment agreement or (ii) 12 months from the date of termination.

The employment agreements provide for a non-compete for the period during which the Executive is employed by the Company and for so long as the Executive is receiving payments under the terms of the employment agreement following termination.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Each of Michael Kleinman, Robyn Kravit, and Peter Michaels were appointed to serve on the Company's Board of Directors effective as of June 30, 2008. Each of the newly appointed independent directors will serve on the Company’s Audit, Compensation and Corporate Governance Committees. Mr. Michaels will serve as Lead Director and as Chairperson of the Audit Committee. Mr. Kleinman will serve as Chairperson of the Compensation Committee. Ms. Kravit will serve as Chairperson of the Corporate Governance Committee.

(e) 2008 Stock Option Plan

On June 30, 2008, the Company's Board of Directors adopted the 2008 Stock Option Plan. The Company’s 2008 Stock Option Plan was implemented for the purpose of furthering the Company’s long-term stability, continuing growth and financial success by retaining and attracting key employees, officers and directors through the use of stock incentives. The Company will submit the 2008 Stock Option Plan to its stockholders for approval at its next annual meeting of stockholders. Awards may be granted under the plan in the form of incentive stock options and non-qualified stock options, subject to stockholder approval of the plan. Pursuant to the plan, the Company has reserved 2,000,000 shares of its common stock for awards.

All of the Company’s officers, directors and executive, managerial, administrative and professional employees are eligible to receive awards under the plan. The Company’s Compensation Committee has the power and complete discretion, as provided in the plan, to select which persons will receive awards and to determine for each such person the terms, conditions and nature of the award, and the number of shares to be allocated to each individual as part of each award.

Upon adoption of the plan, the Company’s Board of Directors also approved the following grants, subject to stockholder approval of the plan:

Name	Stock Options(1)
William Zuo, PhD.	300,000
Henry Toh	150,000
Shao Jun Xu, PhD.	100,000
Xiaojing Li	100,000
Alan Pritzker	100,000
Michael Kleinman, M.D.	150,000
Robyn S. Kravit	150,000
Peter Michaels, CPA	150,000

(1) The shares subject to the stock options vest in 12 quarterly installments on the last day of each fiscal quarter commencing on June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVACHEM, INC.

Date: July 17, 2008	By: /s/ Alan Pritzker
Alan Pritzker, Chief Financial Officer

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